Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$152,305,658(1)	0.01476%	$22,480.32(2)
Fees Previously Paid			—
Total Transaction Valuation	$152,305,658(1)
Total Fees Due for Filing			$22,480.32(2)
Total Fees Previously Paid			—
Total Fee Offsets
Net Fee Due			$22,480.32(2)

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 6,017,608 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.31 per share, which represents the Fund’s net asset value as of July 31, 2024.

(2)

Calculated at $147.60 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2024, which is effective October 1, 2023.

Table 2—Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source